Exhibit 2
                                   to Amendment 23




























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UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
- -------------------------------------

SECURITIES AND EXCHANGE COMMISSION

                    Plaintiff,               88 Civ. 6209 (MP)

          -against-

DREXEL BURNHAM LAMBERT, INC.                      ORDER
                                                  -----
et al.,

                    Defendants.

- -------------------------------------


     George Heyman, Jr., the court appointed Trustee in the Final Judgment entered herein on December 29, 1993, has asked for guidance on the construction of the Court's March 2, 1994 Trust Order.  The question arises in connection with the potential sale of Salem Corporation ("Salem"), a public company that was controlled by defendant Victor Posner at the time judgment was entered.  It is hereby

     ORDERED, that as to Salem, and with respect to all proposed transactions that require shareholder approval, including but not limited to mergers, sales of substantially all of the company's assets and all other extraordinary transactions:

     a.   The Trustee has, in all cases, the right and the duty to vote Victor

Posner's shares proportionately, which Victor Posner may not question;

     b.   Victor Posner is under a duty not to instruct, question, or otherwise interfere with the Trustee's proportionate voting of his shares; and



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     c.   Victor Posner continues to retain the right to bid for himself or to make his own offer with respect to any such transaction.

Dated:    Houston, TX
          June 30, 1995

          SO ORDERED

                                        /s/ Milton Pollack
                                        ------------------
                                        Milton Pollack
                                        Senior U.S. District Judge